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POCC                                                             Exhibit 10.131
Penn Octane Corporation
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July 29, 1999


Mr. Joseph Castle
President
Castle Energy Corporation
One Radnor Corporate Center, Suite 250
100 Matsonford Road
Radnor, PA 10987

Via Facsimile
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Dear Joe:

         This letter will confirm that the issues surrounding the Certificate of Designation, Powers, Preferences and Rights of the Series B Convertible Redeemable Preferred Stock (the "Preferred Stock"), including those regarding anti-dilution, arising in connection with the $900,000 preferred stock transaction between Castle Energy Corporation and Penn Octane Corporation in March 1999, have been resolved between parties based on the following changes:

         1. The conversion rate of the Preferred Stock will be increased from 4 shares of common stock of Penn Octane Corporation for each share of Preferred Stock to 5 shares of common stock of Penn Octane Corporation for each share of Preferred Stock (subject to adjustment as more fully described in the Certificate of Designation), and

         2. The annual dividend rate on the Preferred Stock will be reduced to $1.00 per share from $1.20 per share.

         Based on the above, we will modify the latest draft Certificate of Designation for these changes and immediately file the Certificate with the State of Delaware.

         Please acknowledge your agreement with the above by signing below and returning a faxed copy to 562 929-1921.


         Regards,


         /s/ IAN T. BOTHWELL
         -------------------
         Ian T. Bothwell

Accepted and Agreed to this 30th day of July, 1999

By: /s/ Joseph Castle
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Name: Jos. L. Castle